Entrada Networks Announces Fourth Quarter & Year End Results

Irvine, CA – (Business Wire)– April 5, 2004-- Entrada Networks, Inc. (OTCBB: ESAN) today announced results for the fourth quarter and fiscal year ended January 31, 2004.

Entrada reported revenues for the fourth quarter ended January 31, 2004 of $0.5 million, compared with the $0.9 million reported for the third quarter of fiscal year 2004 and $2.9 million for the fourth quarter of the last fiscal year 2003. The Company reported a net loss of $1.4 million, or $.10 per share, compared with a net profit of $0.4 million, or $0.03 per share, in the comparable quarter of the last fiscal year 2003.

We envisage the decline in the prospects for the wide area networking products, as experienced in the last quarter, to continue. This has prompted us to reexamine inventory levels of our Rixon Networks subsidiary and take additional inventory reserves of $1.1 million in the fourth quarter of this fiscal year 2004. This charge has a significant impact on our product costs and our gross margins.

For the year, the Company reported revenues of $6.2 million, or a revenue decline of 54.4% when compared with total revenues of $13.6 million for the fiscal year 2003. The Company’s income from continuing operations and the net income were same at a loss of $2.0 million or $0.15 per share, compared with a net income from continuing operations and the net income of $1.7 million, or a profit of $0.14 per share in the prior fiscal year. As noted above, the product costs and our gross margins include an additional $1.1 million in inventory reserves added in the fourth quarter of fiscal year 2004. Due to the increased period and fiscal loss, we are no longer in compliance with our bank minimum tangible net worth covenant of $3.75 million. We are working to resolve this and have minimal borrowings under our line of credit, all of which are classified as current liabilities.

Letter To The Shareholders from Dr. Kanwar J.S. Chadha, Chairman

Dear Entrada Shareholders,

Fiscal year 2004, ended January 31, 2004, was marked by challenges. We encountered a significant decline in business volume starting in the second quarter and whose full impact was evident in the third and fourth quarters. This decline in revenue was the direct result of Cisco’s decision to stop purchasing from our Rixon Networks subsidiary certain adapter cards, as previously explained in our filings. We mitigated the impact on our income and cash flow to the best of our capabilities by downsizing the workforce and scrutinizing every expense item in order to reduce or eliminate it. And, in order to restore some of the lost business volume, we have established relationships with new sales channels and personnel to promote our legacy as well as our new products.

             Today, the focal point of our development, marketing and sales endeavors is our Torrey Pines subsidiary.  We have received certifications for our Silverline?-CWDM product line, and are in the process of field trials with a number of potential customers. We have received good evaluations especially in enterprise broadband networks and video-on-demand applications. Designed to interconnect geographically separate data centers or extend the range of storage area networks, the Silverline?-CWDM is our first fully optical, Linux based, 8-channel/4-port coarse wave division multiplexing product line that is based on our patent pending technology.

Through our Rixon Networks subsidiary, we continue to manufacture and sell a line of fast and gigabit Ethernet adapter cards, as well as routers, service channel and data channel units, to large networking OEMs. And, through our Sync Research subsidiary, we continue to manufacture, sell and service a line of frame relay access devices and routers to financial institutions. You can learn more about our products and services by visiting us at www.entradanet.com

Fiscal year 2004, if challenging, was also a wake-up call to redefine Entrada Networks in order to build sustainable value for our shareholders. Through our Torrey Pines subsidiary, we are embarked on a major effort to establish and build a storage centric business specializing in storage, security and information infrastructures and enterprise storage solutions. We are engaged in establishing this business organically, as well as talking to select acquisition candidates. In order to support these business development activities, we have engaged SBI USA to provide advisory services with respect to capital raising, mergers and acquisitions, and communications with the investment community. As previously announced, we have raised $500,000 of debt financing through them in February 2004 and are in the process of raising additional equity financing. As our efforts are realized, we shall be raising additional funds to support the new ventures through the course of the year.

Thank you for your continued support.

Sincerely,
Kanwar J.S. Chadha, Ph. D.
Chairman, President & CEO

FINANCIAL DETAILS
    Selected highlights from Entrada’s fourth quarter and 2004 fiscal year ended January 31, 2004 are presented in the following table:

	4th Quarter	Fiscal Year
Revenue
Product	$298	$5,224
Services	231	997

Total Revenues	529	6,221
Cost of Sales
Product	1,433	4,532
Services	79	326

Total Cost of Sales	1,512	4,858
Gross Margin Percent	(185.8)%	21.9%
Net loss	$(1,441)	$(1,984)
Reported EPS	$(0.10)	$(0.15)
Total Assets	$3,906	$3,906

Revenues
    Total revenues for FY2004 were $6.2 million. Product revenues were $5.2 million with $1.0 million revenues from services and support. Total revenues for the fourth quarter FY2004 were $0.5 million. Product revenues, which include frame relay and fast/gigabit Ethernet and other adapter cards and routers, were $0.3 million. Services revenue was $0.2 million. The Company currently has Fortune 100 network infrastructure companies using its Ethernet products in their carrier class servers and counts many of financial institutions as its service customers for its frame relay networking products.

Margins
    Cost of product revenues consists principally of the cost of the components and subcontract assembly, in addition to in-house system integration, quality control, final testing and configuration. Cost of services revenue consists principally of contracted support personnel. Overall gross margins for the fiscal year decreased to $1.4 million or 21.9% of revenues in FY2004.

    For the fourth quarter FY2004 the gross margins were $(1.0) million or (185.8)% of revenues.

    As indicated, for FY2004, product costs and our gross margins include an additional $1.1 million in inventory reserves.

Engineering, R&D
    R&D consists primarily of compensation related costs for engineering personnel, facility costs, and materials used in the design, development, and support of our technologies. R&D expenses were $1.2 million, or 18.5% of revenues, for FY2004 and $0.2 million or 39.5% of revenues for the fourth quarter FY2004.

Selling & Marketing
    Selling expenses consist primarily of employee compensation and related costs, commissions, and travel costs. Selling expenses were $0.5 million or 7.3% of revenues in FY2004 and $0.1 million or 12.5% of revenues for the fourth quarter FY2004.

About Entrada Networks

    Entrada Networks currently has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Rixon’s focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design & development of SAN transport switching products. Entrada Networks is headquartered in Irvine, CA.

Safe Harbor

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company’s current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 7) such other factors as are set forth in Entrada’s annual report on Form 10-K, filed April 30, 2003, and in the reports previously filed.

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)
	January 31, 2004	January 31, 2003

ASSETS	(Unaudited )	(Audited	)

CURRENT ASSETS
Cash and equivalents	$72	$808
Short-term investments	-	45
Accounts receivable, net	561	1,329
Inventory, net	2,294	3,576
Prepaid expenses and other current assets	350	509

TOTAL CURRENT ASSETS	3,277	6,267
PROPERTY AND EQUIPMENT, NET	590	1,073
OTHER ASSETS
Deposits	39	31
Restricted Cash	-	300

TOTAL OTHER ASSETS	39	331

TOTAL ASSETS	$3,906	$7,671

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt	65	474
Current maturities of long term debt	-	68
Accounts payable	383	810
Other current and accrued liabilities	659	1,409
TOTAL CURRENT LIABILITIES	1,107	2,761

Long-term debt and capital lease obligations	-	-

TOTAL LIABILITIES	1,107	2,761
STOCKHOLDERS' EQUITY
Common stock, $.001 par value; 50,000 shares authorized; 13,901 shares issued and outstanding at January 31, 2004; 12,937 shares issued
and outstanding at January 31, 2003	13	13
Treasury Stock	(127)	-
Additional paid-in capital	52,001	52,001
Accumulated deficit	(49,088)	(47,104)

TOTAL STOCKHOLDERS' EQUITY	2,799	4,910
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,906	$7,671

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTER AND FISCAL YEARS ENDED JANUARY 31, 2003, 2004
(In Thousands, except per share amounts)	Three Months Ended
	January 31				Years Ended January 31
		2004	2003		2004	2003
		(Unudited)	(Unudited	)	(Unudited )	(Audited )
NET REVENUES
PRODUCT		298	2,694		5,224	12,243
SERVICES		231	289		997	1,388

TOTAL NET REVENUES		529	2,983		6,221	13,631
COST OF REVENUE
PRODUCT		1,433	1,408		4,532	6,909
SERVICES		79	105		326	206

TOTAL COST OF REVENUE		1,512	1,513		4,858	7,115
GROSS PROFIT		(983)	1,470		1,363	6,516
OPERATING EXPENSES
Selling and marketing		66	198		456	830
Engineering, research and development		209	320		1,150	1,172
General and administrative		238	550		1,457	2,139
Other operating expenses		0	120		341	480

TOTAL OPERATING EXPENSES		513	1,188		3,404	4,621
INCOME (LOSS) FROM OPERATIONS		(1,496)	282		(2,041)	1,895
OTHER CHARGES
Interest expense, net		(1)	91		(14)	(69)
Other income (expense)		56	2		71	(84)

TOTAL OTHER CHARGES		55	93		57	(153)
NET INCOME (LOSS)		(1,441)	375		(1,984)	1,742
INCOME (LOSS) PER COMMON SHARE :
BASIC AND DILUTED
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING		13,901	12,937		13,528	12,801
NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$	(0.10)	$0.03		$(0.15)	$0.14
DILUTED NET LOSS PER COMMON SHARE		$(0.10)	0.03		(0.15)	$0.14

Contact Information:
Jim Loofbourrow
Entrada Networks
(949) 588-2070
jloofbourrow@entradanet.com